Exhibit 5.1

LOCKE LIDDELL & SAPP LLP
ATTORNEYS & COUNSELORS
3400 CHASE TOWER		(713) 226-1200
600 TRAVIS STREET		Fax: (713) 223-3717
HOUSTON, TEXAS 77002-3095	AUSTIN • DALLAS • HOUSTON • NEW ORLEANS	www.lockeliddell.com

January 30, 2006

Board of Directors

Prosperity Bancshares, Inc.

Prosperity Bank Plaza

4295 San Felipe

Houston, Texas 77027

Ladies and Gentlemen:

We have acted as counsel for Prosperity Bancshares, Inc., a Texas corporation (the “Company”), in connection with the proposed merger (the “Merger”) of SNB Bancshares, Inc., a Texas corporation (“SNB”), with and into the Company, pursuant to the terms of the Agreement and Plan of Reorganization, dated as of November 16, 2005, by and between the Company and SNB (the “Merger Agreement”). In connection with the Merger, the Company may issue up to that number of shares (collectively, the “Shares”) of the Company’s common stock, par value $1.00 per share, that is less than the difference of (i) 20% of the outstanding shares of the Company’s common stock as of the fifth trading day prior to the closing of the Merger minus (ii) the number of options to purchase shares of the Company’s common stock issued in connection with the Merger.

As set forth in the Registration Statement on Form S-4 (the “Registration Statement”) to be filed by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”) relating to the proposed issuance of the Shares, we are passing upon certain legal matters in connection with the Shares for the Company. At your request, we are furnishing this opinion to you for filing as Exhibit 5.1 to the Registration Statement.

In our capacity as your counsel in the connection referred to above, we have made such examination of laws and have examined originals or copies certified or otherwise authenticated to our satisfaction, of all such records, agreements, communications, and other instruments, certificates and orders of public officials, certificates of corporate officers of the Company, and such other documents that we have deemed necessary as the basis for the opinions hereinafter expressed.

In such examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to the originals thereof of all documents submitted to us as certified or photostatic copies, and the authenticity of the originals of such latter documents. As to any facts material to this opinion, we have relied, to the extent that relevant facts were not independently established by us, and to the extent we deemed reliance proper, on certificates, oral and written statements and other information of public officials, officers and other representatives of the Company and others. We also have assumed, with respect to all parties to agreements and instruments relevant hereto other than the Company with respect to the Merger Agreement, that such parties had requisite power and authority (corporate or otherwise) to execute, deliver and perform such agreements or instruments, that such agreements or instruments have been duly authorized (by all requisite action corporate or otherwise), executed and delivered by such parties and that such agreements and instruments are the valid, binding and enforceable obligations of such parties.

For purposes of this opinion, we have assumed that, prior to the issuance of any Shares, (i) the Registration Statement, as finally amended, will have become effective under the Securities Act, and (ii) the Merger will have become effective.

Based on the foregoing, and subject to the limitations set forth herein, and having due regard for such legal considerations as we deemed relevant, we are of the opinion that, when the Shares are issued in accordance with the terms of the Merger Agreement upon consummation of the Merger, such Shares will be validly issued, fully paid and nonassessable. The foregoing opinion is based on and is limited to the corporate laws of the State of Texas, and we render no opinion with respect to the laws of any other jurisdiction.

We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement and to the use of our name under the caption “Legal Matters” in the proxy statement/prospectus forming a part of the Registration Statement. In giving this consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Locke Liddell & Sapp LLP

Locke Liddell & Sapp LLP